UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2025

CEL-SCI CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802

Vienna, VA 22182

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 506-9460

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	CVM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

CEL-SCI Corporation recently reported that a Breakthrough Medicine Designation application was filed with the Saudi Food and Drug Authority (SFDA) for Multikine (Leukocyte Interleukin, Injection) in the Kingdom of Saudi Arabia by one of the Kingdom’s premier pharmaceutical and healthcare companies.

This pharma company is Dallah Pharma, a subsidiary of Dallah Healthcare Company (Saudi Stock Exchange Tadawul, Symbol: 4004). CEL-SCI has signed a Memorandum of Understanding (MOU) with Dallah Pharma for the commercialization of Multikine in Saudi Arabia. A final partnership agreement is expected during the 3rd quarter of 2025.

Dallah Healthcare Company serves over three million patients annually through an extensive network of hospitals and specialized clinics, in addition to home care services. Relying on a highly experienced team and a distinguished group of specialized physicians, Dallah Healthcare Company operates according to the highest standards of quality and patient safety. Dallah Health remains committed to the humanitarian and professional values that have made it the leading reference for trusted healthcare in the Kingdom.

According to the SFDA, the response time to a Breakthrough Medicine Designation application is approximately 60 days. Following the granting of Breakthrough Medicine Designation, Multikine would immediately become available for patient access and reimbursement/sale in Saudi Arabia.

Dallah Pharma is well positioned to procure reimbursement and to accelerate Multikine’s sale and commercial launch.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2025

CEL-SCI CORPORATION

By:	/s/ Geert Kersten
Geert Kersten
Chief Executive Officer

3